DECHERT PRICE AND RHOADS
                   100 K STREET, N.W.
                   SUITE 500
                   WASHINGTON, D.C.  20005
                   (202) 626-3300

November 15, 1995


PIMCO Advisors Institutional Funds
840 Newport Center Drive
Newport Beach, CA  92660

Dear Sir or Madam:

With respect to the issuance and sale of 14,640,378 shares of beneficial interest of PIMCO Advisors Institutional Funds (the Trust) for valuable consideration in the amount of $30,563(representing 297,182 shares of the Money Market Fund for $59 ;5,514,551 shares of the PIMCO Managed Bond and Income Fund for $10,687 ; (2,691,816) shares of the Utility Stock Fund for $(4,620) ;1,162,430 shares of the NFJ Equity Income Fund for $2,840 ;(183,879)shares of the NFJ Diversified Low P/E Fund for $(427) ;90,797 shares of the NFJ Small Cap Value Fund for $178 ;1,541,590 shares of the Cadence Capital Appreciation Fund for $4,535 ; 5,292,701 shares of the Cadence Mid Cap Growth Fund for the $6,037 ;1,790,156 shares of the Cadence Micro Cap Growth Fund for $4,729 ;943,625 shares of the Cadence Small Cap Growth for $3,477 ;(370,256) shares of the Columbus
Circle Investors Mid Cap Equity Fund for $1,409 ;646,921 shares of the
Columbus Circle Investors Core Equity Fund for $5,832 ;2,549,253 shares of the Parametric Enhanced Equity Fund for $(1,075) ;(775,206) shares of the Parametric International Equity Fund for $(1,351) ;1,780,883 shares of the Blairlogie Emerging Markets Fund for $4,379 ;3,571,756 shares of the
Blairlogie International Active Fund for $7,795 ; (6,520,310) shares of the Balanced Fund for $(13,921)), it is our opinion that such shares were legally issued, fully paid, and non-assessable by the Trust.

We hereby consent to the use of this letter by the Trust in connection with its notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for its fiscal year ended October 31, 1995.

Very truly yours,

Dechert, Price & Rhoads